Exhibit 21



                    STOKELY-VAN CAMP, INC. AND SUBSIDIARIES


                        Subsidiaries of the Registrant





Subsidiary                                          State or Country
                                                    of Incorporation

Beverages Gatorade (Chile) Limitada                 Chile
The Gatorade Company                                Delaware
Gatorade Puerto Rico Company                        Delaware
The Gatorade Company of Australia Pty. Ltd.         Australia
Gatorade Portugal Servicos da Marketing S.A.        Portugal

Foreign Joint Venture

Guangzhou Quaker Oats Food & Beverage Co. Ltd.      The Quaker Oats Company 90%
                                                    Stokely-Van Camp, Inc.  10%


23